Exhibit 10.44

[English translation for reference only]

Certificate of credit from Industrial and Commercial Bank of China
For RMB 48 million

Certificate

We hereby declare that Industrial and Commercial Bank of China officially credit RMB 48 million to Guanke (Fujian) Electron Technological Industry Co. Ltd. on September 20, 2009. The credit rating is AA+, while the grace period lasts for six months from the due date at September 20, 2010. The approved credit line can be used for import L/C issuing, import documentary credit, import advanced payment financing, import T/T financing, export order financing, export invoice financing, domestic factoring, and domestic L/C opening etc.

Shishi Branch, Industrial and Commercial Bank of China